Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-153617

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	12,650,000	$32.50	$411,125,000	$16,157.21(1)

(1)	The filing fee of $16,157.21 is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended, and reflects the potential additional issuance of up to 1,650,000 shares of Common Stock, par value $0.01 per share, pursuant to an over-allotment option. In accordance with Rules 456(b) and 457(r), the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-153617 filed by the registrant on September 22, 2008.

Prospectus supplement

To prospectus dated September 22, 2008

11,000,000 shares

Common shares

We are offering 11,000,000 shares of common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “WCN”. On September 24, 2008, the closing price of our common stock on the New York Stock Exchange was $33.38 per share.

	Per share	Total
Public offering price	$32.50	$357,500,000

Underwriting discounts and commissions	$1.30	$14,300,000

Proceeds to Waste Connections, Inc., before expenses	$31.20	$343,200,000

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 1,650,000 additional shares of our common stock at the public offering price less the underwriting discounts and commissions to cover over-allotments.

Investing in our common shares involves a high degree of risk. See “Risk factors” beginning on page S-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about September 30, 2008.

Joint bookrunning managers

J.P.Morgan

Merrill Lynch & Co.

Banc of America Securities LLC

Credit Suisse

Co-managers

Citi	Deutsche Bank Securities	First Analysis Securities Corporation

Friedman Billings Ramsey	Morgan Stanley	Raymond James

September 24, 2008

Prospectus supplement

Page
About this prospectus supplement	S–ii

Prospectus supplement summary	S–1

Risk factors	S–8

Forward-looking statements	S–19

Use of proceeds	S–21

Capitalization	S–22

Material United States federal income tax consequences to non-United States holders of our common stock	S–23

Underwriting	S–27

Validity of the securities	S–32

Experts	S–32

Prospectus

S-i

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We are not, and the underwriters are not, making an offer of these securities or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of this prospectus supplement or the date of incorporation by reference, even though this prospectus supplement and the accompanying prospectus is delivered or securities are sold on a later date.

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the common stock we are offering. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “we”, “us” or “our” mean Waste Connections, Inc. and our consolidated subsidiaries, except where it is made clear that the terms mean Waste Connections, Inc. only.

S-ii

Prospectus supplement summary

This summary highlights selected information about us. It may not contain all the information that may be important to you in deciding whether to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, including the financial data and related notes, before making an investment decision.

Waste Connections, Inc.

Our company

Waste Connections, Inc. is an integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in mostly secondary markets in the Western and Southern U.S. As of June 30, 2008, we served approximately 1.5 million residential, commercial and industrial customers from a network of operations in 23 states: Alabama, Arizona, California, Colorado, Idaho, Illinois, Iowa, Kansas, Kentucky, Minnesota, Mississippi, Montana, Nebraska, Nevada, New Mexico, Oklahoma, Oregon, South Dakota, Tennessee, Texas, Utah, Washington and Wyoming. As of that date, we owned or operated a network of 127 solid waste collection operations, 48 transfer stations, 29 recycling operations, 34 municipal solid waste landfills and two construction and demolition landfills. In addition, we provided intermodal services for the rail haul movement of cargo containers in the Pacific Northwest through a network of five intermodal facilities.

We are a leading provider of solid waste services in most of our markets. We have focused on secondary markets mostly in the Western and Southern U.S. because we believe that those areas offer:

•	opportunities to enter into exclusive arrangements;

•	more competitive barriers to entry;

•	less competition from larger solid waste services companies;

•	projected economic and population growth rates that will contribute to the growth of our business; and

•	a number of independent solid waste services companies suitable for acquisition.

Our senior management team has extensive experience in operating, acquiring and integrating solid waste services businesses, and we intend to continue to focus our efforts on balancing internal and acquisition-based growth. We expect to experience increased acquisition activity through 2009 as a result of private company owners considering sales of their businesses due to potential changes to U.S. federal income tax laws affecting capital gains rates, as well as potential opportunities to acquire assets that may be required to be divested in connection with a potential combination of two of the three largest publicly held waste services companies in the U.S.

Our operating strategy

Our operating strategy seeks to improve financial returns and deliver superior stockholder value creation within the solid waste industry. We seek to avoid highly competitive, large urban markets and instead target markets where we can provide non-integrated or integrated solid waste services under exclusive arrangements or where we can operate on an integrated basis while attaining high market share. The key components of our operating strategy, which are tailored to the competitive and regulatory factors that affect our markets, are as follows:

•

Control the Waste Stream.    In markets where waste collection services are provided under exclusive arrangements, or where waste disposal is municipally funded or available at multiple municipal sources, we believe that controlling the waste stream by providing collection services is often more important to our profitability and growth than owning or operating landfills. In addition, contracts in some Western U.S. markets dictate the disposal facility to be used. The large size of many western states increases the cost of interstate and long haul disposal, heightening the effects of regulations that direct waste disposal, which may make it more difficult for a landfill to obtain the disposal volume necessary to operate profitably. In markets with these characteristics, we believe that landfill ownership or vertical integration is not as critical to our success.

•

Provide Vertically Integrated Services.    In markets where we believe that owning landfills is a strategic element to a collection operation because of competitive and regulatory factors, we generally focus on providing integrated services, from collection through disposal of solid waste in landfills that we own or operate.

•

Manage on a Decentralized Basis.    We manage our operations on a decentralized basis. This places decision-making authority close to the customer, enabling us to identify and address customers’ needs quickly in a cost-effective manner. We believe that decentralization provides a low-overhead, highly efficient operational structure that allows us to expand into geographically contiguous markets and operate in relatively small communities that larger competitors may not find attractive. We believe that this structure gives us a strategic competitive advantage, given the relatively rural nature of much of the Western and Southern U.S., and makes us an attractive buyer to many potential acquisition candidates.

We currently deliver our services from approximately 144 operating locations grouped into three regions. We manage and evaluate our business in this manner on the basis of the regions’ geographic characteristics, interstate waste flow, revenue base, employee base, regulatory structure and acquisition opportunities. Each region has a regional vice president and a regional controller, reporting directly to our corporate management. These regional officers are responsible for operations and accounting in their regions and supervise their regional staff.

Each operating location has a district or site manager who has autonomous service and decision-making authority for his or her operations and is responsible for maintaining service quality, promoting safety, implementing marketing programs and overseeing day-to-day operations, including contract administration. Local managers also help identify acquisition candidates and are responsible for integrating acquired businesses into our operations and obtaining the permits and other governmental approvals required for us to operate.

•

Implement Operating Standards.    We develop company-wide operating standards, which are tailored for each of our markets based on industry norms and local conditions. We implement cost controls and employee training and safety procedures and establish a sales and marketing plan for each market. By internalizing the waste stream of acquired operations, we can further increase operating efficiencies and improve capital utilization. We use a wide-area information system network, implement financial controls and consolidate certain accounting, personnel and customer service functions. While regional and district management operate with a high degree of autonomy, our senior officers monitor regional and district operations and require adherence to our accounting, purchasing, marketing and internal control policies, particularly with respect to financial matters. Our executive officers regularly review the performance of regional officers, district managers and operations. We believe we can improve the profitability of existing and newly acquired operations by establishing operating standards, closely monitoring performance and streamlining certain administrative functions.

Our growth strategy

We tailor the components of our growth strategy to the markets in which we operate and into which we hope to expand.

•

Acquire Additional Exclusive Arrangements.    Our operations include market areas where we have exclusive arrangements, including franchise agreements, municipal contracts and governmental certificates, under which we are the exclusive service provider for a specified market. These exclusive rights and contractual arrangements create a barrier to entry. We devote significant resources to securing additional franchise agreements and municipal contracts through competitive bidding and by acquiring other companies. In bidding for franchises and municipal contracts and evaluating acquisition candidates holding governmental certificates, our management team draws on its experience in the waste industry and knowledge of local service areas in existing and target markets. Our district managers maintain relationships with local governmental officials within their service areas, and sales representatives may be assigned to cover specific municipalities. These personnel focus on maintaining, renewing and renegotiating existing franchise agreements and municipal contracts and securing additional agreements and contracts while maintaining acceptable financial returns.

•

Generate Internal Growth.    To generate continued internal revenue growth, we focus on increasing market penetration in our current and adjacent markets, soliciting new residential, commercial and industrial customers in markets where such customers have the option to choose a particular waste collection service and marketing upgraded or additional services (such as compaction or automated collection) to existing customers. We also focus on raising prices and instituting surcharges, when appropriate, to offset cost increases. Where possible, we intend to leverage our franchise-based platforms to expand our customer base beyond our exclusive market territories. As customers are added in existing markets, our revenue per routed truck increases, which generally increases our collection efficiencies and profitability. In markets in which we have exclusive contracts, franchises and certificates, we expect internal volume growth generally to track population and business growth.

•

Expand Through Acquisitions.    We intend to expand the scope of our operations by continuing to acquire solid waste companies in new markets and in existing or adjacent markets that are combined with or “tucked in” to our existing operations. We focus our acquisition efforts on markets that we believe provide significant growth opportunities for a well-capitalized market entrant and where we can create economic and operational barriers to entry to new competitors. This focus typically highlights markets in which we can either: (1) provide waste collection services under franchises, exclusive contracts or other arrangements; or (2) gain a leading market position and provide vertically integrated collection and disposal services. We believe that our experienced management, decentralized operating strategy, financial strength, size and public company status make us an attractive buyer to certain solid waste collection and disposal acquisition candidates. We have developed an acquisition discipline based on a set of financial, market and management criteria to evaluate opportunities. Once an acquisition is closed, we seek to integrate it while minimizing disruption to the ongoing operations of both Waste Connections and the acquired business.

In new markets, we often use an initial acquisition as an operating base and seek to strengthen the acquired operation’s presence in that market by providing additional services, adding new customers and making “tuck-in” acquisitions of other solid waste companies in that market or adjacent markets. We believe that many suitable “tuck-in” acquisition opportunities exist within our current and targeted market areas that provide us with opportunities to increase our market share and route density.

Our industry

According to industry sources, the U.S. non-hazardous solid waste services industry generates over $50 billion of annual revenue of which approximately 50% is generated by publicly owned waste services companies and the balance by privately held waste services companies and municipal and other governmental authorities. Despite significant consolidation in the 1990s, the solid waste services industry remains regional with a high degree of fragmentation creating acquisition opportunities in selected markets. Smaller, private waste services companies often lack the capital resources, management skills and/or technical expertise necessary to comply with extensive environmental and other governmental regulations and compete with larger, more efficient, integrated operators. We believe the Western markets currently contain the largest and most attractive number of acquisition opportunities. In addition, if the recently announced merger between Republic Services, Inc. and Allied Waste Industries, Inc. is consummated or if Waste Management, Inc. is successful in its proposed acquisition of Republic Services, we believe regulatory authorities could require the divestiture of significant collection and disposal assets for anti-trust and market concentration reasons. We believe we are well positioned to be a potential acquirer of certain of these assets.

Recent developments

LeMay acquisitions

On August 1, 2008, we entered into a Stock Purchase Agreement pursuant to which we agreed to purchase all of the outstanding capital stock of Harold LeMay Enterprises, Incorporated from its shareholders for a purchase price of $203.3 million (including potentially the assumption of indebtedness), subject to adjustments. Founded in 1942, Harold LeMay Enterprises, Incorporated is the largest privately-owned solid waste services company in the Pacific Northwest, providing solid waste collection, recycling and transfer services, a majority of which are under exclusive G

Certificates for the counties of Gray’s Harbor, Lewis, Pierce and Thurston in the State of Washington. These operations are contiguous to our existing Pierce County operations.

Concurrently, on August 1, 2008, Waste Connections of Washington, Inc., our subsidiary, entered into an Equity Purchase Agreement with entities affiliated with Harold LeMay Enterprises, Incorporated to acquire the remaining interests in Pierce County Recycling, Composting and Disposal, LLC and Pierce County Landfill Management, Inc. for a purchase price of $100.0 million. Pierce County Recycling, Composting and Disposal, LLC is a provider of solid waste disposal, transfer, recycling and composting services. Pierce County Recycling, Composting and Disposal, LLC and Pierce County Landfill Management, Inc., which are currently our majority-owned subsidiaries, will become our wholly-owned subsidiaries upon closing of this transaction. We refer to the transactions contemplated pursuant to the Stock Purchase Agreement and the Equity Purchase Agreement as the “LeMay Acquisitions.”

The Stock Purchase Agreement and Equity Purchase Agreement contain representations and warranties, covenants, conditions and post-closing indemnities. The closing of each transaction, which is conditioned on the closing of the other, is subject to the receipt of necessary consents, regulatory approvals, satisfactory completion of our due diligence review and other closing conditions. The transactions are expected to close in the fourth quarter of 2008. We intend to use borrowings under our senior revolving credit facility to pay the purchase price of the LeMay Acquisitions.

Corporate Information

Waste Connections, Inc. is a Delaware corporation organized in 1997. Our executive offices are located at 35 Iron Point Circle, Suite 200, Folsom, California 95630. Our telephone number is (916) 608-8200.

The offering

Issuer	Waste Connections, Inc., a Delaware corporation.

Common Stock Offered by Us	11,000,000 shares

Common Stock to be Outstanding after this Offering	78,021,263 shares(1)

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $342.5 million after deducting underwriting discounts and commissions and estimated transaction expenses payable by us (or approximately $393.9 million if the underwriters exercise their option to purchase additional shares in full). We intend to use the net proceeds to repay the unhedged portion of the outstanding borrowings under our senior revolving credit facility and to use any remaining net proceeds for general corporate purposes, which may include acquisitions of additional assets or businesses, the repayment of other indebtedness, capital expenditures and increasing our working capital. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

Listing	Our common stock is listed on the NYSE under the symbol “WCN”.

Risk Factors	An investment in our common stock involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk factors” beginning on page S-8 of this prospectus supplement and page 1 of the accompanying prospectus.

(1)	Based on the number of shares outstanding at September 15, 2008. Excludes 1,650,000 shares that may be sold by us if the underwriters exercise their over-allotment option in full, 4,491,401 shares of common stock underlying awards outstanding as of September 15, 2008 granted under our stock option, incentive, warrant and compensation plans, 7,207,461 shares of common stock reserved and available for future issuance as of September 15, 2008 under our stock option, incentive, warrant and compensation plans and 5,882,354 additional shares of common stock reserved for issuance upon the conversion of our 3.75% Convertible Senior Notes due 2026.

Summary consolidated financial data

The following table sets forth our summary consolidated financial and operating data. You should read the following summary consolidated financial data in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q which are incorporated by reference in this prospectus supplement.

The summary consolidated balance sheet information as of December 31, 2005, 2006 and 2007 and the summary consolidated statement of income information for the years ended December 31, 2005, 2006 and 2007 have been derived from our historical consolidated financial statements audited by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The summary consolidated balance sheet information as of June 30, 2007 and 2008 and the summary consolidated statement of income information for the six months ended June 30, 2007 and 2008 have been derived from our unaudited consolidated financial statements.

	Year ended December 31,			Six months ended June 30,
	2005	2006	2007	2007	2008

				(unaudited)
(Dollars in thousands, except share and per share amounts)

STATEMENTS OF INCOME DATA:
Revenues	$721,899	$824,354	$958,541	$460,035	$517,333

Operating expenses:
Cost of operations	416,883	492,766	566,089	270,443	308,994
Selling, general and administrative	72,395	84,541	99,565	48,700	54,155
Depreciation and amortization	64,788	74,865	85,628	40,520	47,288
Loss (gain) on disposal of assets	(216)	796	250	192	508

Operating income	168,049	171,386	207,009	100,180	106,388
Interest expense, net	(23,489)	(28,970)	(33,430)	(16,113)	(18,240)
Other income (expense), net	450	(3,759)	289	417	333

Income before income tax provision and minority interests	145,010	138,657	173,868	84,484	88,481
Minority interests	(12,422)	(12,905)	(14,870)	(6,970)	(7,179)

Income from continuing operations before income taxes	132,588	125,752	158,998	77,514	81,302
Income tax provision	(48,066)	(48,329)	(59,917)	(29,868)	(31,950)

Income from continuing operations	84,522	77,423	99,081	47,646	49,352

Loss on discontinued operations, net of tax	(579)	—	—	—	—

Net income	83,943	77,423	99,081	47,646	49,352

SHARE DATA:
Basic earnings per common share:
Income from continuing operations	$ 1.21	$ 1.14	$ 1.45	$ 0.70	$ 0.74
Discontinued operations	(0.01)	—	—	—	—

Net income per common share	$ 1.20	$ 1.14	$ 1.45	$ 0.70	$ 0.74

Diluted earnings per common share:
Income from continuing operation	$ 1.17	$ 1.10	$ 1.42	$ 0.67	$ 0.73
Discontinued operations	(0.01)	—	—	—	—

Net income per common share	$ 1.16	$ 1.10	$ 1.42	$ 0.67	$ 0.73

Weighted Average Common Shares Outstanding
Basic(1)	70,050,974	68,136,126	68,238,523	68,529,546	66,628,927

Diluted(1)	72,316,952	70,408,673	69,994,710	70,606,846	67,982,399

BALANCE SHEET DATA:
Cash and equivalents	$ 7,514	$ 34,949	$ 10,298	$ 9,971	$ 10,645
Property and equipment, net	700,508	736,428	865,330	791,117	873,035
Total assets	1,676,307	1,773,891	1,981,958	1,833,237	2,020,599
Long-term debt	586,104	637,308	719,518	635,852	701,100
Total stockholders’ equity	718,200	736,482	775,145	766,409	803,214

(1)	Shares have been adjusted to reflect our three-for-two stock split, paid as a 50% stock dividend, effective as of June 24, 2004 and our three-for-two stock split, paid as a 50% stock dividend, effective as of March 13, 2007.

Risk factors

An investment in our common stock involves various material risks. You should carefully consider the risks set forth below, as well as all of the other information contained in this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock. The occurrence of any of the following risks could materially and adversely affect our business, financial condition, prospects, results of operations and cash flows. In such case, the trading price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, prospects, financial condition, results of operations and cash flows.

Risks related to our business

We may be unable to compete effectively with larger and better capitalized companies and governmental service providers.

Our industry is highly competitive and requires substantial labor and capital resources. Some of the markets in which we compete or will likely compete are served by one or more large, national companies, as well as by regional and local companies of varying sizes and resources, some of which we believe have accumulated substantial goodwill in their markets. Some of our competitors may also be better capitalized than we are, have greater name recognition than we do, or be able to provide or be willing to bid their services at a lower price than we may be willing to offer. Our inability to compete effectively could hinder our growth or negatively impact our operating results.

We also compete with counties, municipalities and solid waste districts that maintain or could in the future choose to maintain their own waste collection and disposal operations. These operators may have financial advantages over us because of their access to user fees and similar charges, tax revenues and tax-exempt financing.

Downturns in the U.S. economy adversely affect operating results.

Weakness in the U.S. economy has had a negative effect on our operating results, including decreases in volume generally associated with the construction industry. In an economic slowdown, we may also experience the negative effects of increased competitive pricing pressure and customer turnover. Worsening economic conditions or a prolonged or recurring recession could adversely affect our operating results. Further, we cannot assure you that an improvement in economic conditions will result in an immediate, if at all positive, improvement in our operating results or cash flows.

Our results are vulnerable to economic conditions and seasonal factors affecting the regions in which we operate.

Our business and financial results would be harmed by downturns in the general economy of the regions in which we operate and other factors affecting those regions, such as state regulations affecting the solid waste services industry and severe weather conditions. Based on historic trends, we expect our operating results to vary seasonally, with revenues typically lowest in the first quarter, higher in the second and third quarters, and lower in the fourth quarter than in the second and third quarters. We expect the fluctuation in our revenues between our highest and lowest quarters to be in the range of approximately 9% to 12%. This seasonality reflects the lower volume of solid waste generated during the late fall, winter and early spring because of decreased construction and demolition activities during the winter months. In addition, some of our operating costs may be higher in the winter months. Adverse winter weather conditions slow waste collection activities, resulting in higher labor and operational costs. Greater precipitation in the winter increases the weight of collected waste, resulting in higher disposal costs, which are calculated on a per ton basis. Because of these factors, we expect operating income to be generally lower in the winter months, and our stock price may be negatively affected by these variations.

We may lose contracts through competitive bidding, early termination or governmental action.

We derive a significant portion of our revenues from market areas where we have exclusive arrangements, including franchise agreements, municipal contracts and G Certificates. Many of these arrangements are for a specified term and will be subject to competitive bidding in the future. Although we intend to bid on additional municipal contracts and franchise agreements, we may not be the successful bidder. In addition, some of our customers may terminate their contracts with us before the end of the contract term.

Government action may also affect our exclusive arrangements. Municipalities may annex unincorporated areas within counties where we provide collection services. As a result, our customers in annexed areas may be required to obtain services from competitors that have been franchised by the annexing municipalities to provide those services. In addition, municipalities in which services are currently provided on a competitive basis may elect to franchise collection services. Unless we are awarded franchises by these municipalities, we will lose customers. Municipalities may also decide to provide services to their residents themselves, on an optional or mandatory basis, causing us to lose customers. Municipalities in Washington may, by law, annex any unincorporated territory, which could remove such territory from an area covered by a G Certificate issued to us by the WUTC. Such occurrences could subject more of our Washington operations to competitive bidding. Moreover, legislative action could amend or repeal the laws governing WUTC regulation, which could harm our competitive position by subjecting more areas to competitive bidding. If we are not able to replace revenues from contracts lost through competitive bidding or early termination or from the renegotiation of existing contracts with other revenues within a reasonable time period, our revenues could decline.

Price increases may not be adequate to offset the impact of increased costs or may cause us to lose volume.

We seek to secure price increases necessary to offset increased costs (including fuel costs), to improve operating margins and to obtain adequate returns on our deployed capital. Contractual, general economic or market-specific conditions may limit our ability to raise prices. As a result of these factors, we may be unable to offset increases in costs, improve operating margins and obtain adequate investment returns through price increases. We may also lose volume to lower-cost competitors.

Increases in the price of fuel may adversely affect our business and reduce our operating margins.

The market price of fuel is volatile and has risen substantially in recent years. We generally purchase diesel fuel at market prices, and such prices can fluctuate significantly. A significant increase in our fuel cost could adversely affect our business and reduce our operating margins and reported earnings.

Increases in labor and disposal and related transportation costs could impact our financial results.

Our continued success will depend on our ability to attract and retain qualified personnel. We compete with other businesses in our markets for qualified employees. From time to time, the labor supply is tight in some of our markets. A shortage of qualified employees would require us to enhance our wage and benefits packages to compete more effectively for employees, to hire more expensive temporary employees or to contract for services with more expensive third-party vendors. Labor is one of our highest costs and relatively small increases in labor costs per employee could materially affect our cost structure. If we fail to attract and retain qualified employees, control our labor costs or recover any increased labor costs through increased prices we charge for our services or otherwise offset such increases with cost savings in other areas, our operating margins could suffer. Disposal and related transportation costs are our second highest cost category. If we incur increased disposal and related transportation costs to dispose of solid waste, and if, in either case, we are unable to pass these costs on to our customers, our operating results would suffer.

Increases in insurance costs and the amount that we self-insure for various risks could reduce our operating margins and reported earnings.

We maintain insurance policies for automobile, general, employer’s, environmental and directors and officers’ liability as well as for employee group health insurance, property insurance and workers’ compensation. We are effectively self-insured for automobile liability, property, general liability, workers’ compensation, employer’s liability and employee group health insurance by carrying high dollar per incident deductibles. We carry umbrella policies for certain types of claims to provide excess coverage over the underlying policies and per incident deductibles. The increased amounts that we self-insure could cause significant volatility in our operating margins and reported earnings based on the occurrence and claim costs of incidents, accidents and injuries. Our insurance accruals are based on claims filed and estimates of claims incurred but not reported and are developed by our management with assistance from our third-party actuary and our third-party claims administrator. To the extent these estimates are inaccurate, we may recognize substantial additional expenses in future periods that would reduce operating margins and reported earnings. From time to time, actions filed against us include claims for punitive damages, which are generally excluded from coverage under all of our liability insurance policies. A punitive damage award could have an adverse effect on our reported earnings in the period in which it occurs. Significant increases in premiums on insurance that we retain also could reduce our margins.

Efforts by labor unions could divert management attention and adversely affect operating results.

From time to time, labor unions attempt to organize our employees. Some groups of our employees are represented by unions, and we have negotiated collective bargaining agreements with most of these groups. We are currently engaged in negotiations with other groups of employees represented by unions. Additional groups of employees may seek union representation in the future. Negotiating collective bargaining agreements with these groups could divert management attention and adversely affect operating results. If we are unable to negotiate acceptable collective bargaining agreements, we might have to wait through “cooling off” periods, which are often followed by union-initiated work stoppages, including strikes or lock-outs. Additionally, any significant work stoppage or slowdown at ports or by railroad workers could reduce or interrupt the flow of cargo containers through our intermodal facilities. Depending on the type and duration of any labor disruptions, our operating expenses could increase significantly, which could adversely affect our financial condition, results of operations and cash flows.

Competition for acquisition candidates, consolidation within the waste industry and economic and market conditions may limit our ability to grow through acquisitions.

Most of our growth since our inception has been through acquisitions. Although we have identified numerous acquisition candidates that we believe are suitable, we may not be able to acquire them at prices or on terms and conditions favorable to us.

Other companies have adopted or may in the future adopt our strategy of acquiring and consolidating regional and local businesses. We expect that increased consolidation in the solid waste services industry will continue to reduce the number of attractive acquisition candidates. Moreover, general economic conditions and the environment for attractive investments may affect the desire of the owners of acquisition candidates to sell their companies. As a result, fewer acquisition opportunities may become available to us, which could cause us to reduce our rate of growth from acquisitions or make acquisitions on less attractive terms than we have in the past, such as at higher purchase prices.

Our growth and future financial performance depend significantly on our ability to integrate acquired businesses into our organization and operations.

A component of our growth strategy involves achieving economies of scale and operating efficiencies by growing through acquisitions. We may not achieve these goals unless we effectively combine the operations of acquired businesses with our existing operations. In addition, we are not always able to control the timing of our acquisitions. Our inability to complete acquisitions within the time frames that we expect may cause our operating results to be less favorable than expected, which could cause our stock price to decline.

Our acquisitions may not be successful, resulting in changes in strategy, operating losses or a loss on sale of the business acquired.

Even if we are able to make acquisitions on advantageous terms and are able to integrate them successfully into our operations and organization, some acquisitions may not fulfill our objectives in a given market due to factors that we cannot control, such as market position or customer base. As a result, operating margins could be less than we originally anticipated when we made those acquisitions. In addition, we may change our strategy with respect to that market or those businesses and decide to sell the operations at a loss, or keep those operations and recognize an impairment of goodwill and/or intangible assets.

Our indebtedness could adversely affect our financial condition; we may incur substantially more debt in the future.

As of June 30, 2008, we had $714.6 million of total indebtedness outstanding. We may incur substantial additional debt in the future. The terms of our senior revolving credit facility and outstanding notes do not fully prohibit us from doing so. The incurrence of substantial additional indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing;

•

require the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund our growth strategy, working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	place us at a competitive disadvantage relative to our competitors with less debt.

Each business that we acquire or have acquired may have liabilities that we fail or are unable to discover, including environmental liabilities.

It is possible that the corporate entities or sites we have acquired, or which we may acquire in the future, have liabilities in respect of former or existing operations or properties, or otherwise, which we have not been able to identify and assess through our due diligence investigations. As a successor owner, we may be legally responsible for those liabilities that arise from businesses that we acquire. Even if we obtain legally enforceable representations, warranties and indemnities from the sellers of such businesses, they may not cover the liabilities fully. Some environmental liabilities, even if we do not expressly assume them, may be imposed on us under various regulatory schemes and other applicable laws. In addition, our insurance program may not cover such sites and will not cover liabilities associated with some environmental issues that may exist prior to attachment of coverage. A successful uninsured claim against us could harm our financial condition or operating results.

Liabilities for environmental damage may adversely affect our financial condition, business and earnings.

We may be liable for any environmental damage that our current or former facilities cause, including damage to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, and especially drinking water, or to natural resources. We may be liable for damage resulting from conditions existing before we acquired these facilities. We may also be liable for any on-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal we or our predecessors arranged or conducted. If we were to incur liability for environmental damage, environmental cleanups, corrective action or damage not covered by insurance or in excess of the amount of our coverage, our financial condition or operating results could be materially adversely affected.

Our accruals for our landfill site closure and post-closure costs may be inadequate.

We are required to pay capping, closure and post-closure maintenance costs for landfill sites that we own or operate. We have currently accrued $20.5 million for these costs (as of June 30, 2008). Our obligations to pay closure or post-closure costs may exceed the amount we have accrued and reserved and other amounts available from funds or reserves established to pay such costs. In addition, the completion or closure of a landfill site does not end our environmental obligations. After completion or closure of a landfill site there exists the potential for unforeseen environmental problems to occur that could result in substantial remediation costs. Paying additional amounts for closure or post-closure costs and/or for environmental remediation could harm our financial condition or operating results.

We depend significantly on the services of the members of our senior, regional and district management team, and the departure of any of those persons could cause our operating results to suffer.

Our success depends significantly on the continued individual and collective contributions of our senior, regional and district management team. Key members of our management have entered into employment agreements, but we may not be able to enforce these agreements. The loss of the services of any member of our senior, regional or district management or the inability to hire and retain experienced management personnel could harm our operating results.

Our decentralized decision-making structure could allow local managers to make decisions that adversely affect our operating results.

We manage our operations on a decentralized basis. Local managers have the authority to make many decisions concerning their operations without obtaining prior approval from executive officers, subject to compliance with general company-wide policies. Poor decisions by local managers could result in the loss of customers or increases in costs, in either case adversely affecting operating results.

We may be subject in the normal course of business to judicial, administrative or other third party proceedings that could interrupt our operations, require expensive remediation, result in adverse judgments, settlements or fines and create negative publicity.

Governmental agencies may, among other things, impose fines or penalties on us relating to the conduct of our business, attempt to revoke or deny renewal of our operating permits, franchises or licenses for violations or alleged violations of environmental laws or regulations, require us to install additional pollution control equipment or require us to remediate potential environmental problems relating to any real property that we or our predecessors ever owned, leased or operated or any waste that we or our predecessors ever collected, transported, disposed of or stored. Individuals or citizens groups may also bring actions against us in connection with our operations. Any adverse outcome in such proceedings could harm our operations and financial results and create negative publicity, which could damage our reputation, competitive position and stock price.

Because we depend on railroads for our intermodal operations, our operating results and financial condition are likely to be adversely affected by any reduction or deterioration in rail service.

We depend on two major railroads for the intermodal services we provide – the Burlington Northern Santa Fe and Union Pacific. Consequently, a reduction in, or elimination of, rail service to a particular market is likely to adversely affect our ability to provide intermodal transportation services to some of our customers. In addition, the railroads are relatively free to adjust shipping rates up or down as market conditions permit when existing contracts expire. Rate increases would result in higher intermodal transportation costs, reducing the attractiveness of intermodal transportation compared to solely truck or other transportation modes, which could cause a decrease in demand for our services. Our business could also be adversely affected by harsh weather conditions or other factors that hinder the railroads’ ability to provide reliable transportation services.

We may incur additional charges related to capitalized expenditures, which would decrease our earnings.

In accordance with U.S. generally accepted accounting principles, we capitalize some expenditures and advances relating to acquisitions, pending acquisitions and landfill development projects. We expense indirect acquisition costs such as executive salaries, general corporate overhead and other corporate services as we incur those costs. We charge against earnings any unamortized capitalized expenditures and advances (net of any amount that we estimate we will recover, through sale or otherwise) that relate to any operation that is permanently shut down or determined to be impaired, any pending acquisition that is not consummated and any landfill development project that we do not expect to complete. Any such charges against earnings could decrease our stock price.

Our financial results are based upon estimates and assumptions that may differ from actual results.

In preparing our consolidated financial statements in accordance with U.S. generally accepted accounting principles, several estimates and assumptions are made that affect the accounting for and recognition of assets, liabilities, revenues and expenses. These estimates and assumptions must be made because certain information that is used in the preparation of our financial statements is dependent on future events, cannot be calculated with a high degree of precision from data available or is not capable of being readily calculated based on generally accepted methodologies. In some cases, these estimates are particularly difficult to determine and we must exercise significant judgment. The estimates and the assumptions having the greatest amount of uncertainty, subjectivity and complexity are related to our accounting for landfills, self-insurance, intangibles, allocation of acquisition purchase price, income taxes, asset impairments and litigation, claims and assessments. Actual results for all estimates could differ materially from the estimates and assumptions that we use, which could have an adverse effect on our financial condition and results of operations.

The adoption of new accounting standards or interpretations could adversely affect our financial results.

Our implementation of and compliance with changes in accounting rules and interpretations could adversely affect our operating results or cause unanticipated fluctuations in our results in future periods. The accounting rules and regulations that we must comply with are complex and continually changing. Recent actions and public comments from the SEC have focused on the integrity of financial reporting generally. The Financial Accounting Standards Board, or FASB, has recently introduced several new or proposed accounting standards, or is developing new proposed standards, which would represent a significant change from current industry practices. For example, Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations, which is effective for us on January 1, 2009, changes how the purchase price is calculated and fair values determined in connection with an acquisition and also requires acquisition-related transaction and restructuring costs to be expensed rather than treated as part of the cost of the acquisition. In addition, many companies’ accounting policies are being subject to heightened scrutiny by regulators and the public. While we believe that our financial statements have been prepared in accordance with U.S. generally accepted accounting principles, we cannot predict the impact of future changes to accounting principles or our accounting policies on our financial statements going forward.

Risks related to our industry

Our financial and operating performance may be affected by the inability to renew landfill operating permits, obtain new landfills and expand existing ones.

We currently own and/or operate a number of landfills. Our ability to meet our financial and operating objectives may depend in part on our ability to renew landfill operating permits, acquire, lease and expand existing landfills and develop new landfill sites. It has become increasingly difficult and expensive to obtain required permits and approvals to build, operate and expand solid waste management facilities, including landfills and transfer stations. Operating permits for landfills in states where we operate must generally be renewed every five to ten years. These operating permits often must be renewed several times during the permitted life of a landfill. The permit and approval process is often time consuming, requires numerous hearings and compliance with zoning, environmental and other requirements, is frequently challenged by citizens, public interest and other groups, and may result in the denial of a permit or renewal, or burdensome terms and conditions being imposed on our operations. We may not be able to obtain new landfill sites or expand the permitted capacity of our landfills when necessary. Obtaining new landfill sites is important to our expansion into new, non-exclusive markets. If we do not believe that we can obtain a landfill site in a non-exclusive market, we may choose not to enter that market. Expanding existing landfill sites is important in those markets where the remaining lives of our landfills are relatively short. We may choose to forego acquisitions and internal growth in these markets because increased volumes would further shorten the lives of these landfills. Any of these circumstances could adversely affect our operating results.

Future changes in laws regulating the flow of solid waste in interstate commerce could adversely affect our operating results.

The U.S. Supreme Court has held that states may not regulate the flow of solid waste in interstate commerce if the effect would be to discriminate between interstate and intrastate commerce with respect to private facilities. In 2007, the U.S. Supreme Court upheld a flow control scheme directing waste to be processed at a municipally owned transfer station. If one or more of the municipalities or states in which we dispose of interstate waste takes action that would prohibit or increase the costs of our continued disposal of interstate waste, our operating results could be adversely affected.

Extensive and evolving environmental and health and safety laws and regulations may restrict our operations and growth and increase our costs.

Existing environmental laws and regulations have become more stringently enforced in recent years because of greater public interest in protecting the environment. In addition, our industry is subject to regular enactment of new or amended federal, state and local environmental and health and safety statutes, regulations and ballot initiatives, such as those regulating greenhouse gas emissions, as well as judicial decisions interpreting these requirements. These requirements impose substantial capital and operating costs and operational limitations on us and may adversely affect our business. In addition, federal, state and local governments may change the rights they grant to, and the restrictions they impose on, solid waste services companies, and those changes could restrict our operations and growth.

Extensive regulations that govern the design, operation and closure of landfills may restrict our landfill operations or increase our costs of operating landfills.

Regulations that govern landfill design, operation and closure include the regulations that establish minimum federal requirements adopted by the EPA in October 1991 under Subtitle D of RCRA. If we fail to comply with these regulations or their state counterparts, we could be required to undertake investigatory or remedial activities, curtail operations or close landfills temporarily or permanently. Future changes to these regulations may require us to modify, supplement or replace equipment or facilities at substantial costs. If regulatory agencies fail to enforce these regulations vigorously or consistently, our competitors whose facilities are not forced to comply with the Subtitle D regulations or their state counterparts may obtain an advantage over us. Our financial obligations arising from any failure to comply with these regulations could harm our business and operating results.

Unusually adverse weather conditions may interfere with our operations, harming our operating results.

Our operations could be adversely affected, beyond the normal seasonal variations described above, by unusually long periods of inclement weather, which could interfere with collection, landfill and intermodal operations, reduce the volume of waste generated by our customers, delay the development of landfill capacity, and increase the costs we incur in connection with the construction of landfills and other facilities. Periods of particularly harsh weather may force us to temporarily suspend some of our operations.

Fluctuations in prices for recycled commodities that we sell and rebates we offer to customers may cause our revenues and operating results to decline.

We provide recycling services to some of our customers. The sale prices of and demands for recyclable commodities, particularly paper products, are frequently volatile and when they decline, our revenues and operating results may decline. Our recycling operations offer rebates to suppliers, based on the market prices of commodities we buy to process for resale. Therefore, if we recognize increased revenues resulting from higher prices for recyclable commodities, the rebates we pay to suppliers will also increase, which also may impact our operating results.

Risks associated with ownership of our stock

Provisions of our charter documents could make it more difficult for a third party to acquire us, even if the offer may be considered beneficial by our stockholders.

Certain provisions of our amended and restated certificate of incorporation and bylaws may make it more difficult for a third party to acquire us in a transaction that is not approved by our board of directors. For example, our board of directors has the power to issue up to 7,500,000 shares of our preferred stock in one or more series, and to fix the rights and preferences of any series, without further authorization by the holders of our common stock. In addition, our board of directors is divided into three classes, and each class serves for a staggered three-year term. This makes it more difficult for a third party to gain control of our board of directors. Generally, these provisions are designed to permit us to develop our businesses and foster our long-term growth without the disruption caused by the threat of a takeover that our board of directors does not think is in our best interests or in the best interests of our stockholders. Also, these provisions may discourage a third party from making a tender offer or otherwise attempting to gain control of us even though the attempt might be beneficial economically to us and our stockholders.

The price per share of our stock may fluctuate significantly, which could cause the value of your investment to decline.

The price of our common stock on the New York Stock Exchange constantly changes. The market price of our common stock may fluctuate in response to numerous factors, including:

•	actual or anticipated fluctuations in our operating results;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	governmental regulatory action;

•	changes in market valuations of similar companies;

•	a change in analyst ratings or our credit ratings;

•	the operating and stock performance of our competitors;

•	announcements by us or our competitors of new services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adverse market reaction to any additional debt we incur in the future;

•	changes in interest rates;

•	general domestic or international economic, market and political conditions;

•	additions or departures of key personnel;

•

terrorist activity may adversely affect the markets in which our securities trade, possibly increasing market volatility and causing the further erosion of business and consumer confidence and spending; and

•	future sales of our common stock.

In addition, the stock markets from time to time experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Future sales of our common stock or equity-linked securities in the public market could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

Sales of substantial numbers of additional shares of our common stock or any shares of our preferred stock, including sales of shares in connection with future acquisitions, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon exercise of outstanding warrants or options or for other reasons. Our amended and restated certificate of incorporation provides that we have authority to issue 150,000,000 shares of common stock. As of September 15, 2008, 67,021,263 shares of common stock were outstanding, 4,491,401 shares of common stock were issuable related to awards under our stock option, incentive, warrant and compensation plans and 5,882,354 additional shares of common stock were reserved for issuance upon the conversion of our 3.75% Convertible Senior Notes due 2026. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Further, the terms of our senior revolving credit facility currently restrict our ability to pay cash dividends on our common stock. Furthermore, we will be permitted under the terms of our debt agreements to incur additional indebtedness that may severely restrict or prohibit the payment of dividends. We cannot assure you that the agreements governing our current and future indebtedness will permit us to pay dividends on our common stock.

Our issuance of preferred stock could adversely affect holders of our common stock.

Our board of directors is authorized to issue preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Forward-looking statements

Certain statements included and incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy.

Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following:

•	we may be unable to compete effectively with larger and better capitalized companies and governmental service providers;

•	downturns in the U.S. economy adversely affect operating results;

•	our results are vulnerable to economic conditions and seasonal factors affecting the regions in which we operate;

•	we may lose contracts through competitive bidding, early termination or governmental action;

•	price increases may not be adequate to offset the impact of increased costs or may cause us to lose volume;

•	increases in the price of fuel may adversely affect our business and reduce our operating margins;

•	increases in labor and disposal and related transportation costs could impact our financial results;

•	increases in insurance costs and the amount that we self-insure for various risks could reduce our operating margins and reported earnings;

•	efforts by labor unions could divert management attention and adversely affect operating results;

•	competition for acquisition candidates, consolidation within the waste industry and economic and market conditions may limit our ability to grow through acquisitions;

•	our growth and future financial performance depend significantly on our ability to integrate acquired businesses into our organization and operations;

•	our acquisitions may not be successful, resulting in changes in strategy, operating losses or a loss on sale of the business acquired;

•	our indebtedness could adversely affect our financial condition; we may incur substantially more debt in the future;

•	each business that we acquire or have acquired may have liabilities that we fail or are unable to discover, including environmental liabilities;

•	liabilities for environmental damage may adversely affect our financial condition, business and earnings;

•	our accruals for our landfill site closure and post-closure costs may be inadequate;

•	we depend significantly on the services of the members of our senior, regional and district management team, and the departure of any of those persons could cause our operating results to suffer;

•	our decentralized decision-making structure could allow local managers to make decisions that adversely affect our operating results;

•

we may be subject in the normal course of business to judicial, administrative or other third party proceedings that could interrupt our operations, require expensive remediation, result in adverse judgments, settlements or fines and create negative publicity;

•	because we depend on railroads for our intermodal operations, our operating results and financial condition are likely to be adversely affected by any reduction or deterioration in rail service;

•	we may incur additional charges related to capitalized expenditures, which would decrease our earnings;

•	our financial results are based upon estimates and assumptions that may differ from actual results; and

•	the adoption of new accounting standards or interpretations could adversely affect our financial results.

There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

Use of proceeds

We expect to receive net proceeds from this offering of approximately $342.5 million after deducting underwriting discounts and commissions, and estimated transaction expenses payable by us of approximately $750,000 (or net proceeds of approximately $393.9 million if the underwriters exercise their option to purchase additional shares in full). We intend to use the net proceeds to repay the unhedged portion of the outstanding borrowings under our senior revolving credit facility, which was approximately $48.0 million as of September 15, 2008, and to use any remaining net proceeds for general corporate purposes, which may include acquisitions of additional assets or businesses, the repayment of other indebtedness, capital expenditures and increasing our working capital. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities. The senior revolving credit facility matures in September 2012. Borrowings under the senior revolving credit facility bear interest at either a base rate or a Eurodollar rate, as determined by the Company, plus in each case an applicable margin. As of September 15, 2008, the average interest rate under the senior revolving credit facility was 3.13%. We intend to use borrowings under our senior revolving credit facility to pay the purchase price of the LeMay Acquisitions.

We are generally engaged in various stages of negotiations for a number of acquisitions, dispositions and other transactions, some of which may be significant, that may include, but are not limited to, potentially large acquisitions in connection with the divestiture of assets or businesses required by regulatory authorities in connection with a potential combination of two of the three largest publicly held solid waste services companies.

Capitalization

The following table sets forth our cash and equivalents and capitalization as of June 30, 2008:

•	on an actual basis; and

•	on an as adjusted basis to reflect the sale of the common stock in this offering and the use of the net proceeds therefrom, as described under “Use of Proceeds”.

	As of June 30, 2008
	Actual	As adjusted(1)

(Dollars in thousands)
Cash and equivalents	$10,645	$ 290,095

Debt:
Senior revolving credit facility	$463,000	$400,000
2026 convertible senior notes	200,000	200,000
2001 Wasco bonds	10,800	10,800
California tax-exempt bonds	33,165	33,165
Notes payable to sellers in connection with acquisitions	3,315	3,315
Notes payable to third parties	4,301	4,301

Total debt	$714,581	$651,581

Minority interests	$31,372	$ 31,372

Stockholders’ equity:
Preferred stock, $0.01 par value per share, 7,500,000 shares authorized and none issued and outstanding	$—	$ —
Common stock $0.01 par value per share, 150,000,000 shares authorized, 66,540,160 (actual) and 77,540,160 (as adjusted) shares issued and outstanding	665	775
Additional paid-in capital, net of estimated issuance costs	234,218	576,558
Retained earnings	573,833	573,833
Accumulated other comprehensive loss	(5,502)	(5,502)

Total stockholders’ equity	$803,214	$1,145,664

Total capitalization	$1,549,167	$1,828,617

(1)	Assumes no exercise of the underwriters’ option to purchase up to 1,650,000 additional shares of our common stock to cover over-allotments.

Material United States federal income tax consequences to non-United States holders of our common stock

The following is a summary of certain material United States federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this offering. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the United States federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation, U.S. expatriates, partnerships or other pass-through entities or investors in pass-through entities, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid United States federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding our common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

Definition of non-U.S. holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (or other entity or arrangement treated as a partnership) for United States federal income tax purposes. A U.S. person is any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income tax regardless of its source; or

•

a trust (1) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on our common stock

If we make cash or other property distributions on our common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a non-U.S. holder’s adjusted tax basis in the common stock, but not below zero. Any excess will be treated as capital gain realized on the sale or other disposition of the common stock and will be treated as described under “—Gain on Disposition of Our Common Stock” below.

Dividends paid to a non-U.S. holder of our common stock generally will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but which qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder’s United States trade or business, the non-U.S. holder will be exempt from United States federal withholding tax. To claim the exemption, the non-U.S. holder must timely furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

A non-U.S. holder who claims the benefit of an applicable income tax treaty or who treats a dividend as exempt from United States federal withholding as effectively connected income generally will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States, unless an applicable income tax treaty provides otherwise. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of all or a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders are urged to consult any applicable income tax treaties that may provide for different rules.

Gain on disposition of our common stock

A non-U.S. holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock, unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•

our common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation, or USRPHC, for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock. We believe we are not currently and do not anticipate becoming a USRPHC for United States federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests, there can be no assurance that we will not become a USRPHC in the future. Even if we are or become a USRPHC, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as a United States real property interest with respect to a particular non-U.S. holder only if such non-U.S. holder actually or constructively held more than 5% of such regularly traded common stock during the applicable period.

Unless an applicable income tax treaty provides otherwise, gain described in the first bullet point above will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of all or a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders are urged to consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States).

Gain described in the third bullet point above generally will be taxed in the same manner as gain described in the first bullet point above, except that the branch profits tax generally will not apply. Non-U.S. holders should consult with their tax advisors regarding whether any applicable income tax treaties may provide for different rules.

Information reporting and backup withholding

We must report annually to the IRS and to each non-U.S. holder the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 28% rate, however, generally will not apply to distribution payments to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient for purposes of the U.S. backup withholding rules.

Payments of the proceeds from a disposition by a non-U.S. holder of our common stock made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to those payments if the broker does not have documentary evidence that the beneficial owner is a non-U.S. holder, an exemption is not otherwise established, and the broker is:

•	a U.S. person;

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

•

a foreign partnership if at any time during its tax year (1) one or more of its partners are U.S. persons who hold in the aggregate more than 50% of the income or capital interest in such partnership, or (2) it is engaged in the conduct of a United States trade or business.

Payment of the proceeds from a non-U.S. holder’s disposition of our common stock made by or through the United States office of a broker generally will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Credit Suisse Securities (USA) LLC are acting as joint book running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities Inc.	2,475,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,475,000
Banc of America Securities LLC	1,375,000
Credit Suisse Securities (USA) LLC	1,375,000
Citigroup Global Markets Inc.	550,000
Deutsche Bank Securities Inc.	550,000
First Analysis Securities Corporation	550,000
Friedman, Billings, Ramsey & Co., Inc.	550,000
Morgan Stanley & Co. Incorporated	550,000
Raymond James & Associates, Inc.	550,000

Total	11,000,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the pubic at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.78 per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 1,650,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $1.30 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No exercise	Full exercise
Per Share	$1.30	$1.30
Total	$14,300,000	$16,445,000

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $750,000.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives of the underwriters for a period of 90 days after the date of this prospectus supplement. The foregoing restrictions do not apply to, among other things, our ability to:

•	issue shares of common stock upon conversion of our notes outstanding as of the date hereof;

•	grant in the ordinary course of business employee or director stock options;

•

issue our common stock or options to purchase our common stock pursuant to any stock option, stock bonus or other stock plan or employee benefit plan, dividend reinvestment plan or warrants existing as of the date hereof; or

•	file a registration statement on Form S-8 relating to the offering of securities in accordance with the terms of a stock plan in effect on the date of this prospectus supplement.

In addition, our directors and executive officers have entered into lock up agreements with the underwriters pursuant to which each of these persons for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of the representatives of the underwriters:

•

offer, pledge, announce the intention to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant); or

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

With respect to our directors and executive officers, the foregoing restrictions do not apply to:

•

sales or dispositions made no earlier than 30 days after the date of this prospectus supplement of up to 10% of such person’s holdings of our common stock (including our common stock issuable upon the exercise of any outstanding options or warrants, in each case, as of the date hereof);

•	transfers of shares of common stock as a bona fide gift or gifts;

•

transfers of shares of common stock to any trust, limited partnership or other entity for the direct or indirect benefit of our directors, executive officers or their immediate family members or spouses, provided that any such transfer shall not involve a disposition for value; and

•	transfers of shares of common stock to any third party granted an interest in the will of such person or under the laws of descent.

provided that in each of the last three bullets above, the recipient of such gift, transfer or distribution agrees to be bound in writing by the restrictions set forth above.

The 90-day restricted periods described above are subject to extension under certain circumstances if:

•	during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or

•

prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the New York Stock Exchange under the symbol “WCN”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over the counter market or otherwise.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. J.P. Morgan Securities Inc. and Banc of America Securities LLC are joint lead arrangers and joint book managers under our senior revolving credit facility. Additionally, Bank of America, N.A. is administrative agent and JPMorgan Chase Bank, N.A. and Deutsche Bank Securities Inc. are co-syndication agents under our senior revolving credit facility. JPMorgan Chase Bank, N.A., Bank of America, N.A. and Deutsche Bank Trust Company Americas are also lenders under our senior revolving credit facility. Because more than 10% of the net proceeds of this offering will be paid to affiliates of the underwriters in connection with the repayment of a portion of our senior revolving credit facility, this offering will be made in compliance with the applicable provisions of Rule 2720 of the NASD Conduct Rules.

Selling restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time,

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each of the underwriters has agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

•	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Validity of the securities

Certain legal matters in connection with this offering, including the validity of the issuance of the shares of common stock offered by this prospectus supplement, will be passed upon for us by Latham & Watkins LLP, San Francisco, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

Experts

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Waste Connections, Inc.

Debt Securities

Common Stock

Preferred Stock

Warrants

Stockholder Rights

Units

We may from time to time offer, in one or more classes or series, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities:

•	debt securities, which may consist of debentures, notes, or other types of debt,

•	shares of our common stock,

•	shares of our preferred stock,

•	warrants to purchase shares of our common stock or preferred stock,

•

rights issuable to our stockholders to purchase shares of our common stock or preferred stock, to purchase warrants exercisable for shares of our common stock or preferred stock, or to purchase units consisting of two or more of the foregoing, and

•	units consisting of two or more of the foregoing.

We refer to the debt securities, common stock, preferred stock, warrants, rights, and units registered hereunder collectively as the “securities” in this prospectus. The specific terms of each series or class of the securities will be set forth in the applicable prospectus supplement and will include, where applicable:

•

in the case of debt securities, the specific title, aggregate principal amount, currency, form (which may be certificated or global), authorized denominations, maturity, rate (or manner of calculating the rate) and time of payment of interest, terms for redemption at our option or repayment at the holder’s option, terms for sinking payments, terms for conversion into shares of our common stock or preferred stock, covenants, and any initial public offering price,

•

in the case of preferred stock, the specific designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to transferability, dividends and other distributions, and terms and conditions of redemption and any initial public offering price,

•	in the case of warrants or rights, the duration, offering price, exercise price, and detachability, and
•	in the case of units, the constituent securities comprising the units, the offering price, and detachability.

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

The securities may be offered directly by us or by any selling security holder, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, dealers, or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission, or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “Plan of Distribution” and “About This Prospectus” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such series of securities.

Our common stock currently trades on the New York Stock Exchange, or NYSE, under the symbol “WCN”. On September 19, 2008, the last reported sale price of our common stock was $38.59 per share.

INVESTING IN THE SECURITIES INVOLVES RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 1.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 22, 2008.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell the securities and seeking offers to buy the securities only in jurisdictions where offers and sales are permitted.

We have not authorized any dealer or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying supplement to this prospectus. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying supplement to this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well—known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus sets forth certain terms of the securities that we may offer.

Each time we offer securities, we will attach a prospectus supplement to this prospectus. The prospectus supplement will contain the specific description of the terms of the offering. The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained in this prospectus.

It is important for you to read and consider all information contained in this prospectus and the applicable prospectus supplement in making your investment decision. You should also read and consider the information contained in the documents identified under the heading “Where You Can Find More Information” in this prospectus.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we”, “us”, or “our” mean Waste Connections, Inc. and our consolidated subsidiaries, except where it is made clear that the terms mean Waste Connections, Inc. only. Our executive offices are located at 35 Iron Point Circle, Suite 200, Folsom, California 95630; our telephone number is (916) 608-8200.

RISK FACTORS

You should carefully consider any specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in our most recent annual report on Form 10-K, incorporated into this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You should consider carefully those risk factors together with all of the other information included and incorporated by reference in this prospectus before you decide to purchase our securities.

FORWARD-LOOKING STATEMENTS

Certain statements included and incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy.

Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following:

•	we may be unable to compete effectively with larger and better capitalized companies and governmental service providers;

•	downturns in the U.S. economy adversely affect operating results;

•	our results are vulnerable to economic conditions and seasonal factors affecting the regions in which we operate;

•	we may lose contracts through competitive bidding, early termination or governmental action;

•	price increases may not be adequate to offset the impact of increased costs or may cause us to lose volume;

•	increases in the price of fuel may adversely affect our business and reduce our operating margins;

•	increases in labor and disposal and related transportation costs could impact our financial results;

•	increases in insurance costs and the amount that we self-insure for various risks could reduce our operating margins and reported earnings;

•	efforts by labor unions could divert management attention and adversely affect operating results;

•	competition for acquisition candidates, consolidation within the waste industry and economic and market conditions may limit our ability to grow through acquisitions;

•	our growth and future financial performance depend significantly on our ability to integrate acquired businesses into our organization and operations;

•	our acquisitions may not be successful, resulting in changes in strategy, operating losses or a loss on sale of the business acquired;

•	our indebtedness could adversely affect our financial condition; we may incur substantially more debt in the future;

•	each business that we acquire or have acquired may have liabilities that we fail or are unable to discover, including environmental liabilities;

•	liabilities for environmental damage may adversely affect our financial condition, business and earnings;

•	our accruals for our landfill site closure and post-closure costs may be inadequate;

•	we depend significantly on the services of the members of our senior, regional and district management team, and the departure of any of those persons could cause our operating results to suffer;

•	our decentralized decision-making structure could allow local managers to make decisions that adversely affect our operating results;

•

we may be subject in the normal course of business to judicial, administrative or other third party proceedings that could interrupt our operations, require expensive remediation, result in adverse judgments, settlements or fines and create negative publicity;

•	because we depend on railroads for our intermodal operations, our operating results and financial condition are likely to be adversely affected by any reduction or deterioration in rail service;

•	we may incur additional charges related to capitalized expenditures, which would decrease our earnings;

•	our financial results are based upon estimates and assumptions that may differ from actual results; and

•	the adoption of new accounting standards or interpretations could adversely affect our financial results.

Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described in this prospectus and the accompanying prospectus supplement under the caption “Risk Factors” and are described from time to time in reports we file with the SEC, including under the headings “Risk Factors”, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in subsequent quarterly reports on Form 10-Q. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

WASTE CONNECTIONS, INC.

We are an integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in mostly secondary markets in the Western and Southern U.S. We also provide intermodal services for the rail haul movement of cargo containers in the Pacific Northwest through a network of five intermodal facilities. We seek to avoid highly competitive, large urban markets and instead target markets where we can provide either solid waste services under exclusive arrangements, or markets where we can be integrated and attain high market share. In markets where waste collection services are provided under exclusive arrangements, or where waste disposal is municipally funded or available at multiple municipal sources, we believe that controlling the waste stream by providing collection services under exclusive arrangements is often more important to our growth and profitability than owning or operating landfills.

We were incorporated in the State of Delaware on September 9, 1997. Our executive offices are located at 35 Iron Point Circle, Suite 200, Folsom, California 95630. Our telephone number is (916) 608-8200. Our website is www.wasteconnections.com. The information provided on our website is not incorporated into and does not form a part of this prospectus.

Our common stock is traded on The New York Stock Exchange under the symbol “WCN”. For additional information concerning our company, please see the sections titled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” of this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by us under this prospectus for general corporate purposes, including repaying, redeeming or repurchasing debt, acquisitions of additional assets or businesses, capital expenditures and increasing our working capital. When a particular series of securities is offered, the prospectus supplement relating thereto will set forth our intended use for the net proceeds we receive from the sale of the securities. Pending the application of the net proceeds, we may invest the proceeds in short—term, interest—bearing instruments or other investment—grade securities. We will not receive any of the proceeds from the sale of the securities offered by any selling security holder.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the six months ended June 30, 2008 and each of the previous five years ended December 31 were as follows:

	Fiscal Year Ended December 31,					Six Months Ended June 30, 2008
	2003	2004	2005	2006	2007
Ratio of earnings to fixed charges	4.1	5.8	6.0	4.9	5.3	5.1

For purposes of the ratio of earnings to fixed charges, “earnings” represent pre-tax earnings plus fixed charges less capitalized interest plus current period amortization of capitalized interest, and “fixed charges” represent interest on debt, capitalized interest and the interest portion of rental expense on operating leases.

For all periods presented in the table above, we had no preferred stock outstanding.

GENERAL DESCRIPTION OF SECURITIES

The following is a brief description of the material terms of our securities that may be offered under this prospectus. This description does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of our charter and bylaws, including any amendments or supplements thereto, copies of which are on file with the SEC as described under “Where You Can Find More Information” and are incorporated by reference herein.

We, directly or through agents, dealers, or underwriters designated from time to time, may offer, issue, and sell, together or separately:

•	debt securities, which may consist of debentures, notes, or other types of debt,

•	shares of our common stock,

•	shares of our preferred stock,

•	warrants to purchase shares of our common stock or preferred stock,

•

rights issuable to our stockholders to purchase shares of our common stock or preferred stock, to purchase warrants exercisable for shares of our common stock or preferred stock, or to purchase units consisting of two or more of the foregoing, and

•	units consisting of two or more of the foregoing.

We may issue the debt securities as exchangeable for or convertible into shares of common stock, preferred stock, or other securities. The preferred stock may also be exchangeable for and/or convertible into shares of common stock, another series of preferred stock, or other securities. The debt securities, the preferred stock, the common stock, the warrants, the rights, and the units are collectively referred to in this prospectus as the securities. When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

Our charter provides that we have authority to issue up to 157,500,000 shares of stock, par value $0.01 per share, 150,000,000 shares of which is currently classified as common stock and 7,500,000 shares of which is currently classified as preferred stock. Our common stock is listed on the New York Stock Exchange, and we intend to so list any additional shares of our common stock which are issued and sold hereunder. We may elect to list any future class or series of our securities issued hereunder on an exchange, but we are not obligated to do so.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in the applicable prospectus supplement. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

The debt securities will be issued under an indenture between us and a trustee to be identified in the applicable prospectus supplement. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been incorporated by reference as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

When we refer to “Waste Connections,” “we,” “our” and “us” in this section, we mean Waste Connections, Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in a resolution of our Board of Directors, in an officers’ certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, premium and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•

if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities. (Section 2.2)

In addition, the indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the resolution of our Board of Directors, the officers’ certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary (the “Depositary”), or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security (“participants”) or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture. (Section 2.14.6)

We will make payments of principal of, and premium and interest on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. (Section 2.14.5) We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the Depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such

Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•

we are the surviving corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•

immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Notwithstanding the above, any subsidiary of Waste Connections may consolidate with, merge into or transfer all or part of its properties to Waste Connections. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of Waste Connections; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than 25% in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities. This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. Dollars:

•

direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•

obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 10.10)

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our common stock or any of our securities. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation, as amended, which has been publicly filed with the SEC. See “Where You Can Find More Information.”

Our authorized capital stock consists of:

•	150,000,000 shares of common stock, par value $0.01 per share; and

•	7,500,000 shares of preferred stock, par value $0.01 per share.

The only equity securities currently outstanding are shares of common stock. As of September 15, 2008, there were approximately 67,021,263 shares of common stock issued and outstanding.

Common Stock

As of September 15, 2008, there were 67,021,263 shares of our common stock outstanding held of record by approximately 89 holders.

The holders of our common stock are entitled to one vote per share held on all matters submitted to a vote of our stockholders. Cumulative voting for the election of directors is not permitted. Holders of our common stock are entitled to receive pro rata dividends when, as and if declared by our board of directors out of any funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. In some cases, holders of common stock may not receive dividends until we have satisfied our obligations to any holders of our preferred stock. If we liquidate, dissolve or wind up our business, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of our preferred stock.

Holders of our common stock have no preemptive rights to subscribe for additional shares of our stock or other securities of ours, except as may be granted by our board of directors. The common stock has no conversion rights and is not redeemable. There are no sinking fund provisions applicable to our common stock. There is no restriction on our purchase of shares of our common stock except for regulatory limits. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

We may, by resolution of our board of directors, and without any further vote or action by our stockholders, authorize and issue, subject to limitations prescribed by law, up to an aggregate of 7,500,000 shares of preferred stock, in one or more series. The board of directors determines the rights, privileges and limitations of preferred stock, including dividend rights, conversion rights, voting rights, conversion privileges, redemption rights, liquidation rights and/or sinking fund rights. Preferred stock may be issued in the future in connection with acquisitions, financings or other matters that the board of directors believes appropriate. No shares of preferred stock are outstanding and we presently have no plans to issue shares of referred stock.

One effect of having preferred stock authorized is that the board of directors alone may be able to authorize the issuance of preferred stock in ways that render more difficult or discourage an attempt to obtain control of Waste Connections by a tender offer, proxy contest, merger or otherwise, and thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the voting and other rights of holders of common stock. For example, preferred stock may rank prior to the common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into common stock. Accordingly, the issuance of preferred stock may discourage bids for the common stock or otherwise adversely affect the market price of the common stock.

Anti—Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•	prior to this time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

DESCRIPTION OF SECURITIES WARRANTS

We may issue securities warrants for the purchase of common stock or preferred stock, respectively referred to as common stock warrants and preferred stock warrants. Securities warrants may be issued independently or together with any other securities offered by this prospectus and any accompanying prospectus supplement and may be attached to or separate from such other securities. Each issuance of the securities warrants will be issued under a separate securities warrant agreement to be entered into by us and a bank or trust company, as securities warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered securities warrants. Each issue of securities warrants will be evidenced by securities warrant certificates. The securities warrant agent will act solely as an agent of ours in connection with the securities warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holder of securities warrant certificates or beneficial owners of securities warrants.

If we offer securities warrants pursuant to this prospectus in the future, the applicable prospectus supplement will describe the terms of such securities warrants, including the following, where applicable:

•	the offering price;

•

the aggregate number of shares purchasable upon exercise of such securities warrants, and in the case of securities warrants for preferred stock, the designation, aggregate number, and terms of the class or series of preferred stock purchasable upon exercise of such securities warrants;

•	the designation and terms of the securities with which such securities warrants are being offered, if any, and the number of such securities warrants being offered with each such security;

•	the date on and after which such securities warrants and any related securities will be transferable separately;

•

the number of shares of preferred stock or shares of common stock purchasable upon exercise of each of such securities warrants and the price at which such number of shares of preferred stock or common stock may be purchased upon such exercise;

•	the date on which the right to exercise such securities warrants shall commence and the expiration date on which such right shall expire;

•	federal income tax considerations; and

•	any other material terms of such securities warrants.

Holders of future securities warrants, if any, will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as stockholders of Waste Connections.

DESCRIPTION OF RIGHTS TO PURCHASE SHARES OF COMMON OR PREFERRED STOCK

We may issue, as a dividend at no cost, to holders of record of our securities or any class or series thereof on the applicable record date, rights to purchase shares of our common stock or preferred stock, to purchase warrants exercisable for shares of our common stock or preferred stock, or to purchase units consisting of two or more of the foregoing. In this prospectus, we refer to such rights as “stockholder rights.” If stockholders rights are so issued to existing holders of securities, each stockholder right will entitle the registered holder thereof to purchase the securities issuable upon exercise of the rights pursuant to the terms set forth in the applicable prospectus supplement.

If stockholder rights are issued, the applicable prospectus supplement will describe the terms of such stockholder rights including the following where applicable:

•	record date;

•	subscription price;

•	subscription agent;

•

aggregate number of shares of preferred stock, shares of common stock, warrants, or units purchasable upon exercise of such stockholder rights and in the case of stockholder rights for preferred stock or warrants exercisable for preferred stock, the designation, aggregate number, and terms of the class or series of preferred stock purchasable upon exercise of such stockholder rights or warrants;

•	the date on which the right to exercise such stockholder rights shall commence and the expiration date on which such right shall expire;

•	federal income tax considerations; and

•	other material terms of such stockholder rights.

In addition to the terms of the stockholder rights and the securities issuable upon exercise thereof, the prospectus supplement may describe, for a holder of such stockholder rights who validly exercises all stockholder rights issued to such holder, how to subscribe for unsubscribed securities, issuable pursuant to unexercised stockholder rights issued to other holders, to the extent such stockholder rights have not been exercised.

Holders of stockholder rights will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as stockholders of Waste Connections, except to the extent described in the related prospectus supplement.

DESCRIPTION OF UNITS

We may issue units consisting of two or more other constituent securities. These units may be issuable as, and for a specified period of time may be transferable only as a single security, rather than as the separate constituent securities comprising such units. The statements made in this section relating to the units are summaries only. These summaries are not complete. When we issue units, we will provide the specific terms of the units in a prospectus supplement. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

When we issue units, we will provide in a prospectus supplement the following terms of the units being issued:

•	the title of any series of units,

•	identification and description of the separate constituent securities comprising the units,

•	the price or prices at which the units will be issued,

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable,

•	information with respect to any book-entry procedures,

•	a discussion of any material or special United States federal income tax consequences applicable to an investment in the units, and

•	any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to any applicable prospectus supplement, directly to one or more purchasers or though dealers, agents, or underwriters. We may sell the securities offered pursuant to any applicable prospectus supplement in at-the-market equity offerings or on a negotiated or competitive bid basis through underwriters or dealers or directly to other purchasers or through agents. We will name any underwriter, dealer, or agent involved in the offer and sale of the securities in the applicable prospectus supplement. We reserve the right to sell the securities directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may also, from time to time, authorize underwriters, dealers, or other persons, acting as our agents, to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

We will describe in the applicable prospectus supplement any underwriting compensation we pay to underwriters or agents in connection with the offering of the securities, and any discounts, concessions, or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements with any underwriters, dealers, and agents which may entitle them to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and to reimbursement for certain expenses. We will describe any indemnification agreements in the applicable prospectus supplement.

Unless we specify otherwise in the applicable prospectus supplement, any securities issued hereunder other than shares of our common stock will be a new issue with no established trading market. If we sell any shares of our common stock pursuant to a prospectus supplement, such shares will be listed on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any of the securities issued hereunder on any exchange, but we are not obligated to do so. It is possible that one or more underwriters or agents may make a market in the securities issued hereunder, including our common stock, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we cannot assure you as to the liquidity of the trading market for the securities.

If indicated in the applicable prospectus supplement, we may authorize underwriters, dealers, or other persons acting as our agents to solicit offers by certain institutions or other suitable persons to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. We may make delayed delivery with various institutions, including commercial and savings banks, insurance companies, pension funds, investment companies, and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

To facilitate an offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters, dealers, or agents and their respective associates may be customers of, and/or engage in transactions with, and perform services for us in the ordinary course of business.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Latham & Watkins LLP, San Francisco, California.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 11, 2008;

•	Our Proxy Statement for our 2008 Annual Meeting of Stockholders pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed on April 2, 2008;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, filed on April 23, 2008 and July 30, 2008, respectively;

•	Our Current Reports on Form 8-K filed on March 18, 2008, June 10, 2008 and July 18, 2008;

•	Item 1.01 of our Current Report on Form 8-K filed on August 7, 2008;

•	The description of our common stock contained in our registration statement on Form 8-A filed on October 18, 2002; and

•

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities covered hereby then remaining unsold, are deemed to be incorporated by reference in this registration statement and are a part hereof from the date of filing of such documents.

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s Public Reference Room or on our website at http://www.wasteconnections.com. Information contained on our website is not and should not be deemed a part of this prospectus or any other report or filing filed with the SEC. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Waste Connections, Inc.

Attn: Investor Relations

35 Iron Point Circle, Suite 200

Folsom, CA 95630

(916) 608-8200

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public at the SEC’s website at http://www.sec.gov. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. Certain of our filings with the SEC are available on our website at http://www.wasteconnections.com. Information contained on our website is not and should not be deemed a part of this prospectus or any other report or filing filed with the SEC.

11,000,000 shares

Common shares

Prospectus supplement

Joint bookrunning managers

J.P.Morgan

Merrill Lynch & Co.

Banc of America Securities LLC

Credit Suisse

Co-managers

Citi	Deutsche Bank Securities	First Analysis Securities Corporation

Friedman Billings Ramsey	Morgan Stanley	Raymond James

September 24, 2008

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our common shares.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common shares or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.